EXHIBIT 99.1
                                  ------------

           Chattem Reports Results for the Third Fiscal Quarter 2006

     CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 10, 2006--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the third fiscal quarter and nine months ended August 31, 2006.

     THIRD QUARTER FINANCIAL RESULTS

     Total revenues for the third quarter of fiscal 2006 were $72.0 million, compared to total revenues of $68.2 million in the prior year quarter, representing a 6% increase. Total revenues increased 9% over the third quarter of fiscal 2005 excluding sales of pHisoderm, which was divested in November 2005. Revenue growth for the quarter was driven by the continued strength of the Gold Bond(R) franchise, up 24%, led by increases in Gold Bond Lotion, up 57%, Gold Bond Powders, up 18% and Gold Bond Foot Care, up 15%; the Dexatrim(R) franchise, up 42%, reflecting strong sales of Dexatrim Max2O(TM); the BullFrog(R) franchise, up 9%, due to sales of BullFrog Mosquito Coast(TM); along with incremental sales growth from Icy Hot(R) Pro-Therapy(TM) and Selsun(R) Salon(TM).

     Net income in the third quarter of fiscal 2006 was $15.2 million, compared to $9.4 million in the prior year quarter, and earnings per share were $0.81, compared to $0.46 in the prior year quarter. Net income in the third quarter of fiscal 2006 included a net recovery related to the Dexatrim litigation settlement and SFAS 123R employee stock option expense. Net income for the third quarter of fiscal 2005 included legal expenses related to the Dexatrim litigation settlement and a severance charge. As adjusted to exclude these items, net income for the third quarter of fiscal 2006 was $8.9 million, compared to $11.3 million in the prior year quarter, and earnings per share were $0.47, compared to $0.55 in the prior year quarter.(1)

     NINE MONTH PERIOD FINANCIAL RESULTS

     For the first nine months of fiscal 2006, total revenues were $235.4 million, compared to total revenues of $215.4 million in the prior year period, representing a 9% increase. Total revenues increased 13% over the prior year period excluding sales of pHisoderm, which was divested in November 2005. Revenue growth for the first nine months of fiscal 2006 was led by the new product launches of Icy Hot Pro-Therapy and Selsun Salon and continued growth of the Gold Bond business. For the first nine months of fiscal 2006, the Selsun franchise increased 11% and the Gold Bond franchise increased 16%, as compared to the prior year period.

     Net income in the first nine months of fiscal 2006 was $40.2 million, compared to $33.6 million in the prior year period, and earnings per share were $2.07, compared to $1.64 in the prior year period. Net income in the first nine months of fiscal 2006 included a loss on early extinguishment of debt, net recoveries related to the Dexatrim litigation settlement and SFAS 123R employee stock option expense. Net income in the first nine months of fiscal 2005 included a loss on early extinguishment of debt, a net recovery related to the Dexatrim litigation settlement and a severance charge. As adjusted to exclude these items, net income in the first nine months of fiscal 2006 was $31.6 million, compared to $34.0 million in the prior year period, and earnings per share were $1.62, compared to $1.66 in the prior year period.(1)

     INCOME STATEMENT HIGHLIGHTS

     Operating Metrics

     -- Gross margin for the third quarter and first nine months of fiscal 2006 was lower compared to the prior year quarter and nine month period. The decline was largely attributable to the launch of Icy Hot Pro-Therapy, which has lower gross margins than our other products.

     -- Advertising and promotion expense increased for the third quarter and first nine months of fiscal 2006 compared to the prior year quarter and nine month period, due primarily to increased spending to support the Company's new product introductions.

     -- Selling, general and administrative expenses decreased for the third quarter and first nine months of fiscal 2006 compared to the prior year quarter and nine month period reflecting lower restricted stock and variable compensation expense, offset by share-based payment expense under SFAS 123R.

     Interest Expense

     Interest expense decreased for the third quarter and first nine month period of fiscal 2006 as compared to the same prior year periods as a result of the Company's retirement of the $75.0 million Floating Rate Senior Notes in the first quarter of fiscal 2006, offset in part by borrowings under our Amended Revolving Credit Facility.

     SHARE REPURCHASE AND CAPITAL RESOURCES

     On July 25, 2006, the Company successfully completed a consent solicitation from the holders of its $107.5 million 7% Senior Subordinated Notes due 2014 to an amendment to the indenture to increase the Company's capacity to make restricted payments by an additional $85.0 million, including payments for the repurchase of the Company's common stock, and adjust the fixed charge coverage ratio as defined in the indenture. In connection with the consent solicitation, the Company's Board of Directors authorized the repurchase of up to an additional $100.0 million of the Company's common stock under the terms of the Company's existing stock repurchase program. Under the program, the Company may, from time to time, purchase shares of its common stock based on a number of factors, including market conditions, the market price of the common stock, effect on earnings, available cash and other factors as the Company deems appropriate, subject to the limitations under the indenture, the Company's credit agreement and applicable regulatory requirements. From June 1, 2006 to October 5, 2006, the Company repurchased 572,863 shares of its common stock at an average cost of $31.42 per share, or $18.0 million in the aggregate. As of October 5, 2006 a total of $88.1 million remains available under the Company's board authorized stock repurchase program. Year to date, the Company has repurchased 1,171,663 shares of its common stock at an average cost of $33.57 per share, or $39.3 million in the aggregate.

     The Company's net debt (total debt less cash) as of August 31, 2006 was $134.1 million compared to $139.4 million as of August 31, 2005. The Company's leverage ratio (net debt/EBITDA(2) on a trailing 12 month basis) was 1.8x as of August 31, 2006 and 2005.

     DEXATRIM LITIGATION UPDATE

     Over the past two years, the Company has resolved all of the claims submitted in the Dexatrim PPA class action settlement. All claims in the settlement have been paid by the settlement trust that was funded by our insurance carriers and the manufacturer of Dexatrim products containing PPA. On July 14, 2006, the court granted a motion to dissolve the settlement trust. In accordance with the approved dissolution of the trust, the Company received a payment of $10.7 million from the trust on August 31, 2006. Receipt of this payment and the dissolution of the settlement trust concludes the Dexatrim PPA class action settlement.

     ACQUISITION OF BRANDS

     On October 6, 2006, the Company announced that it has entered into an agreement to acquire the U.S. rights to five leading consumer and over-the-counter ("OTC") brands from Johnson & Johnson and the consumer healthcare business of Pfizer Inc., including ACT(R), Unisom(R), Cortizone, Kaopectate(R) and Balmex(R). The Company agreed to pay $410 million in cash for the brands and assume certain obligations related to such brands. The transaction is subject to review and approval by the Federal Trade Commission and certain closing conditions, including the acquisition by Johnson & Johnson of the consumer healthcare business of Pfizer Inc., which is expected to close by the end of 2006.

     FISCAL 2006 AND 2007 GUIDANCE

     As previously announced, the Company expects total revenues for fiscal 2006 to be in the range of $295 to $310 million, and currently expects earnings per share in fiscal 2006 to be in the range of $1.90 to $2.20. In each case, these estimates exclude any litigation related items, debt extinguishment charges and the estimated $0.15 per share fiscal 2006 impact of adopting SFAS 123R, which requires the expensing of stock based compensation.

     The Company reiterates its confidence in the outlook for fiscal 2007, and currently expects that earnings per share in fiscal 2007 will be $2.50 or greater, excluding compensation expense under SFAS 123R and any litigation related items.

     These estimates exclude any financial impact associated with the Company's pending acquisition of the U.S. rights to five leading consumer and OTC brands from Johnson & Johnson and the consumer healthcare business of Pfizer Inc., as described above and as previously disclosed on October 6, 2006.

     NON-GAAP FINANCIAL MEASURES

     In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA and adjusted EBITDA. The non-GAAP financial measures exclude certain non-cash charges, such as stock option expenses, and certain charges, such as loss on early extinguishment of debt, executive severance charges and litigation settlement items. Chattem believes these measures provide both management and investors with additional insight into the Company's operational strength and ongoing operating performance. The additional non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

     FORWARD LOOKING STATEMENTS

     Statements in this press release which are not historical facts, including, without limitation, statements in the Fiscal 2006 and 2007 Guidance section of this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

     WEBCAST

     Chattem will provide an online Web simulcast and rebroadcast of its fiscal third quarter 2006 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Tuesday, October 10, 2006 beginning at 9:30 a.m. ET. The online replay will follow shortly after the call and be available through October 24, 2006. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.

     About Chattem

     Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.

     (1) See the reconciliation of adjusted net income to net income reported in accordance with GAAP for the third quarter and first nine months of fiscal 2006 and fiscal 2005, provided in the unaudited consolidated statements of income attached hereto.

     (2) See the reconciliation of EBITDA excluding litigation settlement items and executive severance charge to net income reported in accordance with GAAP for the third quarter and first nine months of fiscal 2006 and fiscal 2005, provided in the unaudited consolidated statements of income attached hereto.


                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                             For the Three Months  For the Nine Months
                               Ended August 31,      Ended August 31,
                             --------------------  -------------------
                               2006       2005       2006      2005
                             ---------- ---------  --------- ---------

REVENUES:
   Net sales                   $71,947   $68,185   $235,276  $215,305
   Royalties                        58        30        164       128
                             ---------- ---------  --------- ---------
    Total revenues              72,005    68,215    235,440   215,433

COSTS AND EXPENSES:
   Cost of sales                22,238    18,575     73,312    59,951
   Advertising and promotion    23,607    17,657     75,575    58,739
   Selling, general and
    administrative              10,855    12,122     33,974    36,341
   Executive severance
    charges                          -     2,269          -     2,269
   Litigation settlement       (10,800)      431    (19,305)   (2,401)
                             ---------- ---------  --------- ---------
    Total costs and expenses    45,900    51,054    163,556   154,899
                             ---------- ---------  --------- ---------

INCOME FROM OPERATIONS          26,105    17,161     71,884    60,534
                             ---------- ---------  --------- ---------

OTHER INCOME (EXPENSE):
   Interest expense             (3,018)   (3,332)    (8,318)  (10,285)
   Investment and other
    income, net                    188       274        616       676
   Loss on early
    extinguishment of debt           -         -     (2,805)     (744)
                             ---------- ---------  --------- ---------
    Total other income
     (expense)                  (2,830)   (3,058)   (10,507)  (10,353)
                             ---------- ---------  --------- ---------

INCOME BEFORE INCOME TAXES      23,275    14,103     61,377    50,181

PROVISION FOR INCOME TAXES       8,046     4,654     21,175    16,560
                             ---------- ---------  --------- ---------

NET INCOME                     $15,229    $9,449    $40,202   $33,621
                             ========== =========  ========= =========


DILUTED SHARES OUTSTANDING      18,912    20,487     19,468    20,456
                             ========== =========  ========= =========


NET INCOME PER COMMON SHARE
 (DILUTED)                       $0.81     $0.46      $2.07     $1.64
                             ========== =========  ========= =========


----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT, SFAS 123R
 EXPENSE, LITIGATION
 SETTLEMENT ITEMS AND
 EXECUTIVE SEVERANCE CHARGES)
 PER COMMON SHARE (DILUTED):

Net income                     $15,229    $9,449    $40,202   $33,621
Add:
    Loss on early
     extinguishment of debt          -         -      2,805       744
    SFAS 123R expense            1,130         -      3,322         -
    Litigation settlement
     items                     (10,800)      431    (19,305)   (2,401)
    Executive severance
     charges                         -     2,269          -     2,269
    Benefit from (provision
     for) income taxes           3,343      (891)     4,546      (202)
                             ---------- ---------  --------- ---------
Net income (excluding debt
 extinguishment, SFAS 123R
 expense, litigation
 settlement items and
 executive severance charges)   $8,902   $11,258    $31,570   $34,031
                             ========== =========  ========= =========

Net income (excluding debt
 extinguishment, SFAS 123R
 expense, litigation
 settlement items and
 executive severance charges)
 per common share (diluted)      $0.47     $0.55      $1.62     $1.66
                             ========== =========  ========= =========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING EXECUTIVE
 SEVERANCE CHARGES AND
 LITIGATION SETTLEMENT
 ITEMS):

Net income                     $15,229    $9,449    $40,202   $33,621
Add:
    Provision for income
     taxes                       8,046     4,654     21,175    16,560
    Interest expense, net
     (includes loss on early
     extinguishment of debt)     2,830     3,058     10,507    10,353
    Depreciation and
     amortization less
     amounts included in
     interest                    2,411     1,094      7,259     3,820
                             ---------- ---------  --------- ---------
EBITDA                         $28,516   $18,255    $79,143   $64,354
    Executive severance
     charges                        $-    $2,269         $-    $2,269
    Litigation settlement
     items                     (10,800)      431    (19,305)   (2,401)
                             ---------- ---------  --------- ---------
EBITDA (excluding executive
 severance charges and
 litigation settlement items)  $17,716   $20,955    $59,838   $64,222
                             ---------- ---------  --------- ---------

Depreciation & amortization     $2,578    $1,264     $7,661    $4,371
Capital expenditures            $1,466    $1,441     $3,557    $2,639

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.


                            CHATTEM, INC.
                   SELECTED SUMMARY FINANCIAL DATA
                            (In thousands)
                             (Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

                         For the Three Months    For the Nine Months
                                 Ended                   Ended
                         ---------------------   ---------------------
                         August 31, August 31,   August 31, August 31,
                            2006       2005         2006       2005
                         ---------- -----------  ---------- ----------

TOTAL REVENUES                100%        100%        100%        100%
                         ---------  ----------   ---------  ----------

COSTS AND EXPENSES:
  Cost of sales              30.9        27.2        31.2        27.8
  Advertising and
   promotion                 32.8        25.9        32.1        27.3
  Selling, general and
   administrative            15.1        17.8        14.4        16.9
  Executive severance
   charges                      -         3.3           -         1.0
  Litigation settlement     (15.0)        0.6        (8.2)       (1.1)
                         ---------  ----------   ---------  ----------
    Total costs and
     expenses                63.8        74.8        69.5        71.9
                         ---------  ----------   ---------  ----------

INCOME FROM OPERATIONS       36.2        25.2        30.5        28.1
                         ---------  ----------   ---------  ----------

OTHER INCOME (EXPENSE):
  Interest expense           (4.2)       (4.9)       (3.5)       (4.8)
  Investment and other
   income, net                0.3         0.4         0.3         0.3
  Loss on early
   extinguishment of debt       -           -        (1.2)       (0.3)
                         ---------  ----------   ---------  ----------
     Total other income
      (expense)              (3.9)       (4.5)       (4.4)       (4.8)
                         ---------  ----------   ---------  ----------

INCOME BEFORE INCOME
 TAXES                       32.3        20.7        26.1        23.3

PROVISION FOR INCOME
 TAXES                       11.2         6.8         9.0         7.7
                         ---------  ----------   ---------  ----------

NET INCOME                   21.1%       13.9%       17.1%       15.6%
                         =========  ==========   =========  ==========

----------------------------------------------------------------------

SELECTED BALANCE SHEET   August 31, August 31,
 DATA:                      2006       2005
                         ---------- -----------
                                    (as adjusted)(1)

Cash and cash
 equivalents              $26,903     $43,138
Accounts receivable, net  $33,976     $33,576
Inventories               $28,903     $24,251
Accounts payable and
 accrued liabilities      $25,196     $29,159

Senior bank debt          $53,500          $-
Subordinated debt        $107,500    $182,500
                         ---------  ----------
Total debt               $161,000    $182,500
                         =========  ==========

----------------------------------------------------------------------

SELECTED CASH FLOW DATA: For the Three Months    For the Nine Months
                                 Ended                   Ended
                         ---------------------   ---------------------
                         August 31, August 31,   August 31, August 31,
                            2006       2005         2006       2005
                         ---------- -----------  ---------- ----------

Shares repurchased            573         308       1,172         547
Cash paid for share
 repurchases              $18,000     $13,068     $39,332     $21,664

----------------------------------------------------------------------

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the third quarter of fiscal 2006, as compared to the corresponding period in fiscal 2005, were as follows:
                                                  Increase (Decrease)
                                                 ---------------------
                           2006       2005        Amount    Percentage
                         ---------  ----------   ---------  ----------
Topical pain care
 products                 $21,767     $20,965        $802           4%
Medicated skin care
 products(a)               17,340      15,775       1,565          10%
Dietary supplements         9,934       8,521       1,413          17%
Medicated dandruff
 shampoos and conditioner   7,798       7,653         145           2%
Other OTC and toiletry
 products                   9,472       8,873         599           7%
                         ---------  ----------   ---------

Total domestic             66,311      61,787       4,524           7%
International revenues
 (including royalties)      5,694       6,428        (734)       (11%)
                         ---------  ----------   ---------

Total revenues            $72,005     $68,215      $3,790           6%
                         =========  ==========   =========

(a) Includes pHisoderm sales

Net sales by domestic product category and total international for the first nine months of fiscal 2006, as compared to the corresponding period in fiscal 2005, were as follows:
                                                  Increase (Decrease)
                                                 ---------------------
                           2006       2005        Amount    Percentage
                         ---------  ----------   ---------  ----------
Topical pain care
 products                 $82,605     $67,415     $15,190          23%
Medicated skin care
 products(a)               49,620      49,232         388           1%
Dietary supplements        27,696      27,461         235           1%
Medicated dandruff
 shampoos and conditioner  28,075      25,341       2,734          11%
Other OTC and toiletry
 products                  28,911      26,590       2,321           9%
                         ---------  ----------   ---------

Total domestic            216,907     196,039      20,868          11%
International revenues
 (including royalties)     18,533      19,394        (861)        (4%)
                         ---------  ----------   ---------

Total revenues           $235,440    $215,433     $20,007           9%
                         =========  ==========   =========

(a) Includes pHisoderm sales

----------------------------------------------------------------------

(1) The 2005 financial statements have been adjusted to effect the retroactive change in accounting principle from the LIFO to the FIFO method of inventory valuation.


     CONTACT: Chattem, Inc., Chattanooga
              Catherine Baker, 423-822-3209
              Director, Investor Relations